UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 26, 2007

United States Steel Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

(412) 433-1121

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant is filing this amendment to the Form 8-K filed on August 27, 2007 to revise slide 8 and to add slide 8a to the Powerpoint slideshow presentation filed as Exhibit 99.2. The additional slide shows a reconciliation of non-GAAP financial measures to net income (loss).

Item 1.01. Entry into a Material Definitive Agreement

On August 26, 2007, United States Steel Corporation (“U. S. Steel”) and Stelco Inc. (“Stelco”) entered into a definitive agreement (“Agreement”) pursuant to which U. S. Steel will acquire all of the outstanding shares of Stelco for $38.50 (Canadian) in cash per share, for an aggregate value of approximately $1.1 billion (U.S.). Shareholders owning more than 76 percent of Stelco’s outstanding shares, including Tricap Management Limited, Sunrise Partners Limited Partnership, Appaloosa Management L.P. and Rodney Mott, the CEO of Stelco, have entered into agreements with U. S. Steel irrevocably committing to support the transaction. Upon consummation of the transaction, Stelco will be a wholly owned subsidiary of U. S. Steel.

U. S. Steel intends to pay for the acquisition and retire the majority of Stelco’s existing debt (net $760 million (U.S.) as of June 30, 2007) through a combination of cash on hand, utilization of existing liquidity facilities and proceeds under two new fully committed senior credit facilities totaling $900 million.

On August 26, 2007, U. S. Steel and Stelco issued a joint press release announcing the Agreement.

A copy of the press release is filed herewith as Exhibit 99.1.

On August 27, 2007, U. S. Steel will conduct a conference call with analysts at 11 a.m. EDT to discuss the acquisition.

A Powerpoint slideshow presentation about the acquisition, which has been made available on U. S. Steel’s web site, is filed herewith as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release – “U. S. Steel Agrees to Acquire Stelco”

99.2	Powerpoint slideshow presentation dated August 27, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Larry G. Schultz
Larry G. Schultz
Vice President & Controller

Dated: September 13, 2007

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